Exhibit 99.1

FOR IMMEDIATE RELEASE

TICKETMASTER ENTERTAINMENT, INC. STOCKHOLDERS APPROVE MERGER WITH LIVE NATION AT ANNUAL MEETING JANUARY 8, 2010

WEST HOLLYWOOD, Calif. — January 8, 2010 — Ticketmaster Entertainment, Inc. (NASDAQ:TKTM) announced today that its stockholders overwhelmingly voted in favor of the company’s merger agreement with Live Nation.  More than 98% of shares voted were in favor of the merger, representing a substantial majority of the company’s outstanding common stock.

At the annual meeting, stockholders of Ticketmaster Entertainment, Inc. approved all five proposals put before them, including the re-election of all 11 members of the Board of Directors and the amendment and restatement of the Company’s 2008 Stock and Annual Incentive Plan.

The transaction remains subject to regulatory approval in the United States and Canada.

About Ticketmaster Entertainment, Inc.

Ticketmaster Entertainment consists of Ticketmaster and Front Line Management Group. As the world’s leading live entertainment ticketing and marketing company based on the number of tickets sold, Ticketmaster connects the world to live entertainment. Ticketmaster operates in 20 global markets, providing ticket sales, ticket resale services, marketing and distribution through www.ticketmaster.com, one of the largest e-commerce sites on the Internet; approximately 7,100 retail outlets; and 17 worldwide call centers. Established in 1976, Ticketmaster serves more than 10,000 clients worldwide across multiple event categories, providing exclusive ticketing services for leading arenas, stadiums, professional sports franchises and leagues, college sports teams, performing arts venues, museums, and theaters. In 2008, the Company sold more than 141 million tickets valued at over $8.9 billion on behalf of its clients. Ticketmaster Entertainment acquired a controlling interest in Front Line Management Group in October 2008. Founded by Irving Azoff and Howard Kaufman in 2004, Front Line Management Group is the world’s leading artist management company. Ticketmaster Entertainment, Inc. is headquartered in West Hollywood, California (NASDAQ:TKTM).

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